                                                                   EXHIBIT 12.1

                              BJ SERVICES COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                             Three Months Ended
                                                December 31,                    Year Ended September 30,
                                               1995      1994       1995       1994       1993       1992       1991
                                             -----------------    ---------------------------------------------------
EARNINGS:
Pretax earnings from continuing
    operations                               $12,897    $6,186    $ 8,758    $12,908    $16,838    $(4,192)   $31,133
Minority interest                               (199)     (104)        29       (132)      (684)      (569)    (1,541)
Minority interest income in
    subsidiaries with fixed charges               95       227        595      1,373        858      1,122      1,486
Minority interest - losses                      (223)     (253)    (1,344)    (1,921)      (644)      (711)      (148)
                                             -----------------    ---------------------------------------------------
    Earnings (loss)                           12,570     6,056      8,038     12,228     16,368     (4,350)    30,930
Add:
Interest on indebtedness                       5,538     2,307     15,164      7,383      5,414      2,977      3,135
Portion of rents representative of the
    interest factor                            1,560     1,383      5,530      5,141      3,637      2,488      2,697
                                             -----------------    ---------------------------------------------------
Earnings as adjusted                         $19,668    $9,746    $28,732    $24,752    $25,419    $ 1,115    $36,762
                                             =================    ===================================================
FIXED CHARGES:
Interest on indebtedness                     $ 5,538    $2,307    $15,164    $ 7,383    $ 5,414    $ 2,977    $ 3,135
Capitalized interest                              50        50        216        541        167        800        750
Portion of rents representative of the
    interest factor                            1,560     1,383      5,530      5,141      3,637      2,488      2,697
                                             -----------------    ---------------------------------------------------
Fixed charges                                $ 7,148    $3,740    $20,910    $13,065    $ 9,218    $ 6,265    $ 6,582
                                             =================    ===================================================

                                             -----------------    ---------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES (1)          2.75      2.61       1.37       1.89       2.76         --(2)    5.58
                                             =================    ===================================================

(1) For purposes of calculating this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of the lease rentals).
(2) For the year ended September 30, 1992, earnings were inadequate to cover fixed charges by $4,350 because of the unusual charges recorded in that fiscal year.